Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered September 1, 2007 (the “Effective Date”), between HEALTH SYSTEMS SOLUTIONS, INC., a Nevada corporation (the “Company”), with a principal place of business at 450 North Reo Street, Suite 300, Tampa, Florida 33609 and STANLEY VASHOVSKY, an individual (the “Executive”), whose address is 763 Raleigh Street, Woodmere, New York 11598.

RECITALS:

The Executive possesses knowledge and skills which the Company believes will be of substantial benefit to its operations and success, and the Company desires to employ the Executive on the terms and conditions set forth below.

The Executive is willing to make his services available to the Company on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive hereby agree as follows:

AGREEMENT

1. EMPLOYMENT. The Company hereby agrees to employ Executive and Executive hereby accepts such employment in his capacity of Chief Executive Officer and Chairman, upon the terms and conditions hereinafter set forth. The Executive shall diligently perform all services as may be assigned to him by the Board of Directors of the Company (the “Board”), and shall exercise such power and authority as may from time to time be delegated to him by the Board. As the Chief Executive Officer of the Company, the Executive shall be the most senior officer of the Company and its subsidiaries, shall have effective supervision, control and policy-making authority over, and responsibility for, the strategic direction and general leadership and management of the business and affairs of the Company and its subsidiaries, subject only to the authority of the Board, and shall have all of the powers, authority, duties and responsibilities usually incident to the position and role of Chief Executive Officer in public companies that are comparable in size, character and performance to the Company. All employees of the Company and its subsidiaries shall report, directly or indirectly, to the Executive. The Company agrees to use its best efforts to secure the Executive’s election as a member and Chairman of the Board during the term of this Agreement, and the Executive agrees to serve as such without additional compensation beyond that provided in this Agreement. The Company may also direct Executive to perform such duties for other entities which are now or may in the future be direct or indirect subsidiaries of the Company (the “Affiliates”), subject to the limitation that Executive’s overall time commitment is comparable to similarly situated executives. Executive shall serve the Company and the Affiliates faithfully, diligently and to the best of his ability. Executive agrees during the Term (as hereinafter defined) of this Agreement to devote all of his full-time business efforts, attention, energy and skill to the performance of his employment to furthering the interest of the Company and the Affiliates. In connection with his employment by the Company, the Executive shall be based in New York City, or at any other Company location, as he may determine to be appropriate for the performance of his duties, and he agrees to travel, subject to the reimbursement of expenses set forth in Section 2(f) below and to the extent reasonably necessary, to perform his duties and obligations under this Agreement, to Company facilities and other destinations elsewhere. During the Term, Executive shall not engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written consent of the Board; provided that the Executive may engage in community service and other charitable activities without prior written consent of the Board.

2. COMPENSATION/BENEFITS.

(a) Salary. Company shall pay Executive a base salary (the “Base Salary”), of $305,000. Said Base Salary shall be paid consistent with the Company’s payroll policies and procedures for all employees. The Base Salary shall be increased, at least annually, in accordance with increases in the Consumer Price Index (using the 1982-84 average as equal to 100), All Urban Consumers All Cities Average, issued by the Bureau of Labor Statistics of the United States; provided, however, that the Base Salary shall not be increased during any calendar year during the Term in excess of 5%.

(b) Performance Bonus. For the period commencing in calendar year 2007 and for each calendar year thereafter during the Term, Executive shall be eligible to receive an annual bonus (“Bonus”) in an amount up to 50% of the Base Salary (the “Maximum Bonus”) to be determined as follows: (i) if 80% to 100% of budgeted revenue and EBITDA are achieved by the Company for any calendar year during the Term, the Executive shall be entitled to receive 50% of the Maximum Bonus; and (ii) if 100% to 110% of budgeted revenue and EBITDA are achieved by the Company for any calendar year during the Term, the Executive shall be entitled to receive 100% of the Maximum Bonus. For purposes of the Bonus calculations, Company revenue and EBITDA shall be weighted equally; accordingly, and for illustration purposes only, if 80% of budgeted revenue is achieved, but only 50% of budgeted EBITDA is achieved, the Executive would be entitled to receive a Bonus of 25% of the Maximum Bonus. At the discretion of the Board, the Executive may receive an amount in addition to the Maximum Bonus if Company revenue and EBITDA both exceed the budgeted amount by 110% or more. As used herein, the initial budgeted revenue and EBITDA shall be derived from a budget which shall be submitted to the Board no later than 60 days from the Effective Date hereof. The Bonus, if any, shall be payable on an annual basis at such time as the Board shall determine. As used herein, “EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization as determined by the Company’s independent certified public accountants from time to time.

(c) Employee Benefits. Executive shall be entitled to participate in such employee benefit plans and insurance offered by the Company to similarly situated employees of the Company subject to the eligibility requirements, restrictions and limitations of any such plans or programs.

(d) Vacation. Executive shall be entitled to three weeks of vacation each calendar year during the Term, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year and is not cumulative.

(e) Automobile Allowance. During the Term, the Company shall pay the Executive an automobile allowance of $1,000 per month (subject to any applicable withholding or other taxes).

(f) Business Expense Reimbursement; Telephone Expenses. Upon the submission of proper substantiation by Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse Executive for all reasonable expenses actually paid or incurred by the Executive during the Term in the course of and pursuant to the business of the Company including, without limitation, travel and telephone expenses incurred by the Executive while traveling to and from the Company’s facilities as may be required pursuant to Section 1 hereof. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

3. STOCK OPTIONS. Subject to an increase in the amount of shares of common stock of the Company (the “Common Stock”) available for issuance under the Company’s stock option plan, and stockholder approval of such increase, the Company shall grant to the Executive options (the “Stock Option”) to purchase up to 1,900,000 shares of Common Stock under (and therefore subject to all terms and conditions of) the Company’s stock option plan, as may be amended from time-to-time, and any successor plan thereto (the “Stock Option Plan”) and all rules of regulation of the Securities and Exchange Commission applicable to stock option plans then in effect. The Stock Option shall have an exercise price per share equal to the fair market value of the Common Stock on the date of the grant which the parties acknowledge is $1.00 per share of Common Stock. The Stock Option will vest equally over the four-year Term of this Agreement as follows: (i) ¼ will vest and become exercisable on each anniversary of the Effective Date; and (ii) subject to continued employment as of the vesting date and in accordance with the terms of the Stock Option Plan. No right to any Common Stock is earned or accrued until such time that vesting occurs (subject to Executive being employed and in good standing hereunder on each vesting date), nor does the grant confer any right to continued vesting or employment. The Stock Option shall lapse as provided in the Stock Option Plan. Notwithstanding the foregoing, all unvested Stock Options shall vest immediately upon a Change of Control of the Company. For purposes of this Agreement, the term “Change in Control” shall mean (a) a reorganization, merger, consolidation or other transaction, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than 50% of the combined voting power of the company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such transaction, (b) a liquidation or dissolution of the Company or (c) the sale of all or substantially all of the assets of the Company.

4. TERM. The Term of employment hereunder will commence on the Effective Date, and end four years thereafter (the “Term”), unless terminated earlier pursuant to Section 6 of this Agreement. The Term shall automatically renew (“Renewal Term”) for successive one year terms, unless written notification of non-renewal is provided by either party no less than 30 days prior to the expiration of the Term or the then current Renewal Term.

5. REPRESENTATIONS AND WARRANTIES OF EXECUTIVE. The Executive represents and warrants to the Company as follows:

(a) Executive has the full right to enter into this Agreement and perform all duties hereunder, and has made no contract or other commitment in contravention of the terms hereof (including, without limitation, contracts or obligations respecting trade secrets or proprietary information or otherwise restricting competition), or which would prevent Executive from using his best efforts in the performance of his duties hereunder. Executive has fulfilled all of his obligations under all prior employment or consulting agreements (or similar arrangements), and there is not, under any of the foregoing, any existing default or breach by Executive with respect thereto.

(b) Executive’s performance hereunder shall not constitute a default under any contract or other commitment to which the Executive is bound.

(c) All information furnished by Executive to the Company is to the best of Executive’s knowledge, true and complete (including, without limitation, documentary evidence of Executive’s identity and eligibility for employment in the United States), and Executive will promptly advise the Company with respect to any change in the information of record.

(d) Executive is not subject to any order, decree or decision precluding him from performing his duties as described herein.

(e) Executive declares that he has read and understands all the terms of this Agreement; that he has had ample opportunity to review it with his attorney before signing it; that no promise, inducement, or agreement has been made except as expressly provided in this Agreement; that it contains the entire Agreement between the parties; and that he enters into this Agreement fully, voluntarily, knowingly and without coercion.

6. TERMINATION.

(a) Termination. This Agreement shall be terminated (i) upon the expiration of the Term, (ii) upon the death of the Executive, (iii) if the Executive shall have been substantially unable to perform Executive’s duties hereunder for a period of three consecutive months, (iv) by the Company for “Cause” (as defined below) and upon written notice or (v) for Good Reason or voluntarily by the Executive.

(b) Cause. As used in this Agreement, “Cause” shall mean any of the following: (i) Executive’s willful failure or refusal, after notice thereof, to perform specific directives of the Board when such directives are lawful and consistent with the Executives duties and responsibilities described in this Agreement, (ii) dishonesty of the Executive affecting the Company, (iii) habitual abuse of drugs or alcohol, (iv) conviction of Executive of, or a plea by Executive of guilty or no contest to, any felony or any crime involving moral turpitude, fraud, gross neglect, embezzlement or misrepresentation, (v) any gross or willful conduct of the Executive resulting in loss to the Company or damage to the reputation of the Company, (vi) theft from the Company, (vii) commission or participation by Executive in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company; or (viii) violation by the Executive, after notice thereof, of the business policies and guidelines of the Company as may be in effect from time to time. Notwithstanding anything herein to the contrary, the Company shall notify the Executive of any purported grounds constituting Cause, and the Executive shall have no less than twenty (20) business days within which to cure such purported grounds. In the event that such grounds cannot be cured within said period of time, and provided that it is possible for such grounds to be cured, the Executive shall have a reasonable period of time (not to exceed sixty (60) days) to cure such grounds, provided that he is proceeding in good faith to cure same. The notice shall state with particularity the conduct of the Executive constituting Cause. The Executive shall have a reasonable opportunity to present his position to the Board during the notice period and prior to any termination

(c) Good Reason. For purposes of this Agreement, the Executive shall have “Good Reason” to terminate his employment during the Term of this Agreement only if:

(i) the Company fails to pay or provide any amount or benefit that the Company is obligated to pay or provide under this Agreement and the failure is not remedied within 30 days after the Company receives written notice from the Executive of such failure; or

(ii) the Company limits the Executive’s duties or responsibilities or power or authority contemplated by Section 1 above in any material respect, and the situation is not remedied within 30 days after the Company receives written notice from the Executive of the situation; or

(iii) he is removed from, or not elected or re-elected to, the Board of Directors of the Company or the office, title and position of Chairman of the Board and Chief Executive Officer of the Company, and the Company does not have Cause for doing so; or

(iv) the Company forces Executive to relocate outside of the New York metropolitan area, and the situation is not remedied within 30 days after the Company receives written notice from the Executive of the situation; or

(v) a Change in Control occurs.

7. AMOUNTS DUE UPON TERMINATION. In the event that the Executive’s employment is terminated by the Company during the Term other than for Cause or is terminated by the Executive for Good Reason, the Company shall continue to pay to the Executive the following amounts: (i) the portion of the Executive’s Base Salary accrued but unpaid through the date of such termination; (ii) any other amounts to which the Executive is entitled by law or pursuant to the terms of any compensation or benefit plan or arrangement in which he participated prior to the date of termination; and (iii) the Executive’s Base Salary as in effect on the date of Executive’s termination for a period of twelve (12) months from notice of termination hereunder payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Executive shall not be entitled to receive severance payments under any other severance plan maintained by the Company if the Executive receives the payment described above. The payments described in this Section shall not be made in the event that the Executive voluntarily terminates employment with the Company.

8. COVENANT NOT TO COMPETE/NON-SOLICITATION. Executive acknowledges and recognizes the highly competitive nature of the Company’s business and the goodwill and business strategy of the Company constitute a substantial asset of the Company. Executive further acknowledges and recognizes that during the course of the Executive’s employment Executive will receive specific knowledge of the Company’s business, access to trade secrets and Confidential Information (as hereinafter defined), participate in business acquisitions and decisions, and that it would be impossible for Executive to work for a competitor without using and divulging this valuable Confidential Information. Executive further acknowledges that this covenant not to compete is an independent covenant within this Agreement. This covenant shall survive this Agreement and shall be treated as an independent covenant for the purposes of enforcement. Executive agrees to the following:

(a) that all times during the Term and any Renewal Terms and for a period of one year after termination of the Executive’s employment under this Agreement or any renewal or extension thereof (the “Restricted Period’), for whatever reason and in any geographic areas in which the Company operated or was actively planning on operating as of date of termination of the Executive’s employment (the “Restricted Area”), Executive will not individually or in conjunction with others, directly engage in Competition (as hereinafter defined) with the business of the Company, whether as an officer, director, proprietor, employer, employee, partner independent contractor, investor, consultant, advisor, agent or otherwise; provided that this provision shall not apply to the Executive’s ownership of the capital stock, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than three percent of any class of capital stock of such corporation;

(b) that during the Restricted Period and within the Restricted Area, Executive will not, indirectly or directly, compete with the Company by soliciting, inducing or influencing any of the Company’s customers that have a business relationship with the Company at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company;

(c) that during the Restricted Period and within the Restricted Area, Executive will not (i) directly or indirectly recruit any employee of the Company to discontinue such employment relationship with the Company, or (ii) employ or seek to employ, or cause to permit any business which competes directly or indirectly with the business of the Company to employ or seek to employ for any such business any person who is then (or was at any time within six months prior to the date Executive or the competitive business employs or seeks to employ such person) employed by the Company;

(d) that during the Restricted Period, Executive will not interfere with, disrupt attempt to disrupt any past or present relationship contractual or otherwise, between the Company and any Company’s employees.

For purposes hereof, “Competition” shall mean any company, partnership, limited liability company or other entity any portion of whose business directly or indirectly competes with the business of the Company. In the event that a court of competent jurisdiction shall determine that any provision of this Section is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law. If the Executive shall be in violation of any provision of this Section, then each time limitation set forth in this Section shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Section shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

9. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a) Executive acknowledges that the Company’s trade secrets, private or secret processes, methods and ideas, as they exist from time to time, and information concerning the Company’s services, business records and plans, inventions, acquisition strategy, price structure and pricing, discounts, costs, computer programs and listings, source code and/or subject code, copyright trademark proprietary information, formulae, protocols, forms, procedures, training methods, development technical information, know-how, show-how, new product and service development, advertising budgets, past, present or planned marketing, activities and procedures, method for operating the Company’s business, credit and financial data concerning the Company’s customers, and marketing; advertising, promotional and sales strategies, sales presentations, research information, revenues, acquisitions, practices and plans and information which is embodied in written or otherwise recorded form, and other information of a confidential nature not known publicly or by other companies selling to the same markets and specifically including information which is mental, not physical (collectively, the “Confidential Information”) are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to Executive by virtue of Executive’s association with the Company. In light of the highly competitive nature of the industry in which the Company’s business is conducted, Executive agrees that all Confidential Information, heretofore or in the future obtained by Executive as a result of Executive’s association with the Company shall be considered confidential.

(b) The Executive agrees that the Executive shall (i) hold in confidence and not disclose or make available to any third party any such Confidential Information obtained directly or constructively from the Company, unless so authorized in writing by the Company; (ii) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (iii) restrict the disclosure or availability of the Confidential Information to those employees or agents of the Company who have a need to know the information in order to further the business purposes of the Company; (iv) not copy or modify any Confidential Information without prior written consent of the Company, provided, however, that such copy or modification of any Confidential Information does not include any modifications or copying which would otherwise prevent the Executive from performing his/her duties and responsibilities to the Company; (v) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; and (vii) relinquish all rights he may have in any matter, such as drawings, documents, models, samples, photographs, patterns, templates, molds, tools or prototypes, which may contain, embody or make use of the Confidential Information; promptly delivery to the Company any such matter as the Company may direct at any time, and not retain any copies or other reproductions thereof.

(c) Executive further agrees (i) that Executive shall promptly disclose in writing to the Company all ideas, inventions, improvements and discoveries which may be conceived, made or acquired by Executive as the direct or indirect result of the disclosure by the Company of the Confidential Information to Executive; (ii) that all such ideas, inventions, improvements and discoveries conceived, made or acquired by Executive, alone or with the assistance of others, relating to the Confidential Information in accordance with the provisions hereof and that Executive shall not acquire any intellectual property rights under this Agreement except the limited right to use set forth in this Agreement; (iii) that Executive shall assist in the preparation and execution of all applications, assignments and other documents which the Company may deem necessary to obtain patents, copyrights and the like in the United States and in jurisdictions foreign thereto, and to otherwise protect the Company.

(d) Upon written request of the Company, Executive shall immediately return to the Company all written materials containing the Confidential Information as well as any other books, records and accounts relating in any manner to the Company or its business. Executive shall also deliver to the Company written statements signed by Executive certifying all materials have been returned within five days of receipt of the request.

10. ACKNOWLEDGMENT BY EXECUTIVE. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained herein (including without limitation the length of the term of the provisions of the covenant not to compete) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained herein will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms hereof. The Executive further acknowledges that the restrictions contained herein are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

11. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Sections 8 and 9 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Sections 8 and 9 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess. In addition, upon any violation of the covenants contained in Sections 8 and 9, all severance payments and benefits to which the Executive may be entitled to hereunder shall immediately cease and be without further force and effect.

12. INDEMNIFICATION BY THE COMPANY. To the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold harmless the Executive from and against any and all claims, demands, actions, causes of action, liabilities, losses, judgments, fines, costs and expenses (including reasonable attorneys’ fees and settlement expenses) arising from or relating to his service or status as an officer, director, Executive, agent or representative of the Company or any subsidiary of the Company or in any other capacity in which the Executive serves or has served at the request of, or for the benefit of, the Company or its subsidiaries, including but not limited to claims alleged by Executive’s former employer regarding solicitation of employees; provided, however, that the Company shall not be responsible to indemnify the Executive for any actions of gross negligence or willful misconduct. The Company’s obligations under this Section 12 shall be in addition to, and not in derogation of, any other rights the Executive may have against the Company to indemnification or advancement of expenses, whether by statute, contract or otherwise.

13. PROPOSED FINANCING TRANSACTION. The parties acknowledge that the Company is expected to enter into a financing transaction with Stanford International Bank Limited pursuant to the term sheet substantially in the form of Exhibit “A” attached hereto.

14. SURVIVAL. The provisions of Sections 8 through 27 shall survive the termination of this Agreement, as applicable.

15. NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent to the addresses set forth in the introductory paragraph of this Agreement, or to such other address as either party hereto may from time to time give notice of to the other.

16. HEADINGS.All sections and descriptive headings of this Agreement are inserted for convenience only, and shall not affect the construction or interpretation hereof.

17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute on e and the same instrument.

18. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

19. GOVERNING LAW. This Agreement is to be construed and enforced according to the laws of the State of Florida. The prevailing party shall be entitled to recover legal fees and costs from the other party in any dispute hereunder. The parties agree to accept any service of process by mail and to the exclusive venue of courts of competent jurisdiction located in Hillsborough County, Florida in any dispute arising out of the employment by the Company of the Executive, compensation or any damages in respect thereof.

20. CONSTRUCTION.This Agreement shall not be construed more strictly against one party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Company and Executive have contributed substantially and materially to the negotiation and preparation of this Agreement.

21. SEVERABILITY. Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement or any such other instrument.

22. NON-ASSIGNABILITY. The Executive shall not have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

23. BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

24. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

25. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

26. NON-DISPARAGEMENT. During the term of Executive’s employment and thereafter, neither the Executive nor the Company’s, directors and officers shall disparage each other.

27. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COMPANY ENTERING INTO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR OUT OF THE EMPLOYMENT OF EXECUTIVE BY THE COMPANY, COMPENSATION OR ANY DAMAGES IN RESPECT THEREOF.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HEALTH SYSTEMS SOLUTIONS, INC.

By:	/s/ B.M. Milvain
Name:	B.M. Milvain
Title:	Chief Executive Officer

EXECUTIVE

/s/ Stanley Vashovsky
Stanley Vashovsky